March 9, 2018

Mutual Fund & Variable Insurance Trust 36 N. New York Avenue Huntington, NY 11743

Re: Mutual Fund & Variable Insurance Trust, File Nos. 033-11905 and 811-05010

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 173 to the Registration Statement, File Nos. 333-11905 and 811-05010 (the “Registration Statement”), of Mutual Fund & Variable Insurance Trust (the “Trust”), a Delaware statutory trust.

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 173 is effective for the purposes of applicable federal and state securities laws, the shares of the following series of the Trust (the “Funds”), if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable. The opinions expressed herein are limited to matters of Delaware statutory trust law and United States federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may occur hereafter.

Rational Dividend Capture VA Fund

Rational Insider Buying VA Fund

Rational Dividend Capture Fund

Rational Dynamic Brands Fund

Rational/ReSolve Adaptive Asset Allocation Fund

Rational Dynamic Momentum VA Fund

Rational Hedged Return Fund

Rational Income Opportunities Fund

Rational Iron Horse Fund

Rational Risk Managed Emerging Markets Fund

Rational Strategic Allocation Fund

Rational NuWave Enhanced Market Opportunity Fund

Trend Aggregation Dividend and Income Fund

Trend Aggregation Growth Fund

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 173 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

MW/AD